NEWS RELEASE

FOR IMMEDIATE RELEASE

PETROGEN CONSTRUCTS PIPELINE AND NATURAL GAS GATHERING INFRASTRUCTURE AT TILLER RANCH FIELD

- Revenues From Natural Gas Sales From the Tiller Ranch #1 Well Anticipated to Commence in Early January, 2006 -

Houston, TX - December 15th, 2005 - Petrogen Corp. (OTC Bulletin Board: PTGC) is pleased to announce that it has commenced construction of the pipeline and gas gathering system on its Tiller Ranch lease, Tom Graham Field, Jim Wells County, Texas (the Lease). The Company anticipates that the necessary infrastructure to transport and sell immediate and future natural gas production from the Lease will be completed by year-end and that sales of natural gas from the Lease will commence in early January, 2006.

Petrogen's Chairman and CEO, Sacha H. Spindler, stated, "The construction of our own pipeline and natural gas gathering infrastructure at Tiller Ranch Field is a major development for the Company going forward. It not only marks the beginning of sharp corporate growth from initial gas sales from the Tiller Ranch # 1 well, but also affords the Company the opportunity to rapidly catalyze anticipated increases in natural gas production from additional Tiller Ranch new natural gas well locations as they potentially come on stream."

Petrogen announced on December 7th, 2005 that it had successfully completed its discovery well, the Tiller Ranch #1 (TR#1) in the Stillwell Sands, the deepest of ten potential natural gas bearing zones. The TR#1 was the first new well to be drilled on the Lease by Petrogen. After initial and extended tests were performed on the TR#1 that resulted in an absolute open flow from the well of 5,909 Mcfgd, production rates from the well were stabilized at 1,267 Mcfgd, and 10 barrels of 60 degree API condensate per day with a flowing tubing pressure of 1,634 psi.

Mr. Spindler added, "Our immediate focus at Tiller Ranch Field is to drill up to a total of six natural gas well locations to fully exploit what we believe could be as much as 18 Bcfg of potential remaining reserves. Moreover, similar to our other Gulf Coast operations, owning and managing the gathering and distribution facilities for transporting our natural gas is the most efficient way the Company can manage and monitor the sales of its commodities."

The Lease is located within Tom Graham Field, Jim Wells County, Texas, which has produced over thirteen billion cubic feet of natural gas (13 Bcfg) from twenty-five distinct sands as well as six million eight hundred thousand barrels of oil (6.8 Mmbo) from six sands. Extensive subsurface control, provided by approximately twenty-five wells located on or adjacent to the Lease, indicate that up to 18 Bcfe of natural gas reserves could be recovered through the development of up to six new wells, which the Company plans to complete during Q4-2005 through Q2-2006. Wells in the area have average production histories of approximately eight to ten years with cumulative production of approximately 3.0 Bcfg per well. Immediate gas sales upon completing hook-up of the TR#1 will be made through the Company's gathering facilities as noted, which will be sold into the Enterprise Products Partners natural gas pipeline system in South Texas.

About The Texas Gulf Coast

Texas and the Texas Gulf Coast represent one of the premier natural gas exploration and development regions in the world, accounting for 32% of all natural gas production and 27% of proved natural gas reserves in the United States. Over the past few years, several large discoveries by Shell, BP and Chevron Texaco have contributed to the growing prominence of the Gulf Coast region as a hotbed for the expansion of domestic natural gas developments.

About Petrogen

Petrogen Corp. is a Houston, Texas based upstream energy company specializing in the development of natural gas properties in the Texas Gulf Coast region with known hydrocarbon reserves. For further information, please visit the Company's website at www.petrogencorp.com.